Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 30, 2005 relating to the consolidated financial statements and financial statement schedule of General Cable Corporation (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, as amended, and of our report on internal control over financial reporting dated April 28, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K, as amended, of the Company for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Conversion Offer Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Cincinnati, OH
November 9, 2005